Exhibit 3.4

CERTIFICATE OF INCORPORATION

OF

[               ].

Under Section 402 of the Business Corporation Law

FIRST:  The name of the Corporation is [                ].

SECOND:  The corporation is formed to engage in any lawful act or activity for which a corporation may be organized under the Business Corporation Law, provided that it is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

THIRD:  The county, within this state, in which the office of the corporation is to be located is [                  ].

FOURTH:  The total number of shares which the Corporation shall have authority to issue is [           ] shares of Common Stock, par value $[      ] each.

FIFTH:  The Secretary of State is designated as agent of the Corporation upon whom process against the Corporation may be served.  The address to which the Secretary of State shall mail a copy of any process accepted on behalf of the corporation is c/o K. Hovnanian Enterprises, Inc., 10 Highway 35, Red Bank, New Jersey 07701.

SIXTH:  The date the corporate existence shall begin is the date hereof.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Incorporation on [                 ].

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